                                                         EXHIBIT (12)

                                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                        ---------------------------------------------
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      -------------------------------------------------

Amounts in millions

                                                                                                             Three Months Ended
                                                                         Years Ended June 30                    September 30
                                                           ------------------------------------------------  ------------------

                                                             2000      2001      2002      2003      2004      2003      2004
                                                           --------  --------  --------  --------  --------  --------  --------
EARNINGS, AS DEFINED
     Earnings from operations before income taxes
          and before adjustments for minority interests
          in consolidated subsidiaries and after
          eliminating undistributed earnings of equity
          method investees                                $ 5,474   $ 4,574   $ 6,442   $ 7,760   $ 9,454   $ 2,541   $ 2,849

      Fixed charges                                           811       872       687       657       719       166       204
                                                           --------  --------  --------  --------  --------  --------  --------

          TOTAL EARNINGS, AS DEFINED                      $ 6,285   $ 5,446   $ 7,129   $ 8,417   $10,173   $ 2,707   $ 3,053
                                                           ========  ========  ========  ========  ========  -=======  ========


FIXED CHARGES, AS DEFINED
      Interest expense                                    $   792   $   794   $   603   $   561   $   629   $   141   $   181
      1/3 of rental expense                                    89        78        84        96        90        25        23
                                                           --------  --------  --------  --------  --------  --------  --------

          TOTAL FIXED CHARGES, AS DEFINED                 $   881   $   872   $   687   $   657   $   719   $   166   $   204
                                                           ========  ========  ========  ========  ========  -=======  ========

          RATIO OF EARNINGS TO FIXED CHARGES                  7.1       6.2      10.4      12.8      14.1      16.3      15.0